CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in this Prospectus for Bow Valley Ventures, Inc. of our report dated September 15, 2009, relating to financial statements as of May 31, 2009 and 2008 and for the period from the date of inception (December 20, 2006) through May 31, 2009.

Madsen & Associates CPAs, Inc.

Salt Lake City, Utah

July 23, 2010